Exhibit 99.B(e)(2)

SCHEDULE I

To the Distribution agreement between

Victory Variable Insurance Funds and Victory Capital Advisers, Inc. dated August 1, 2013

FUNDS

Name of Portfolio

Victory High Yield VIP Series
Victory INCORE Investment Quality Bond VIP Series
Victory INCORE Low Duration Bond VIP Series
Victory Sophus Emerging Markets VIP Series
Victory RS International VIP Series
Victory RS Large Cap Alpha VIP Series
Victory RS Small Cap Growth Equity VIP Series
Victory S&P 500 Index VIP Series
Victory Variable Insurance Diversified Stock Fund

As of December 5, 2017

VICTORY VARIABLE INSURANCE FUNDS

By:	/s/ Christopher K. Dyer
	Name:	Christopher K. Dyer
	Title:	President

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Peter Scharich
	Name:	Peter Scharich
	Title:	President